Exhibit 10.4

April 4, 2017

STRICTLY CONFIDENTIAL

Jeffrey Bacha

Chairman & CEO

DelMar Pharmaceuticals, Inc.
Suite 720 - 999 West Broadway

Vancouver, British Columbia

Canada V5Z 1K5

Dear Mr. Bacha:

This letter shall serve as an amendment (the “Amendment”) to that certain engagement letter, dated as of January 24, 2017, as amended on February 21, 2017 (the “Original Letter”), by and between DelMar Pharmaceuticals, Inc. (the “Company”) and H.C. Wainwright & Co., LLC (“Wainwright”). Defined terms used herein and not otherwise defined herein shall have the meaning ascribed to them in the Original Letter.

Wainwright and the Company hereby mutually agree to extend the Term of the Original Letter pursuant to Section B. until April 20, 2017.

In addition, Paragraph A.3 shall be amended and restated in its to read as follows:

Expense Allowance. Out of the proceeds of the first Closing, the Company also agrees to pay Wainwright (a) a management fee equal to 1.0% of the gross proceeds raised in case of an Offering which is a public offering; (b) $10,000 for non-accountable expenses; and (c) up to $100,000 for fees and expenses of legal counsel in case of an Offering which is a public offering; plus the additional reimbursable amount payable by the Company pursuant to Paragraph D.3 hereunder; provided, however, that such reimbursement amount in no way limits or impairs the indemnification and contribution provisions of this Agreement. In addition, Wainwright will be entitled to a management fee of 1.25% of the gross proceeds raised in an Alternate Transaction solely with respect to funds raised from the Company Investors; provided that Wainwright and/or its principals invest at least $1.0 million in such transaction.

In the event that this Agreement shall not be carried out for any reason during the Term, the Company shall be obligated to pay to Wainwright its actual and accountable out-of-pocket expenses related to an Offering (including the fees and disbursements of Wainwright’s legal counsel), in an amount not to exceed $50,000.

Except as modified by this letter, the terms, provisions and requirements of the Original Letter shall remain the same and in full force and effect in accordance with the terms and provisions thereof.

Very truly yours,

H.C. WAINWRIGHT & CO., LLC

By:	/s/ Edward D. Silvera
Name: Edward D. Silvera
Title: COO

Accepted and Agreed:

DELMAR PHARMACEUTICALS, INC.

By:	/s/ Jeffrey A. Bacha
Name:	Jeffrey A. Bacha
Title	Chairman & CEO